Exhibit 10.1

                    STOCK OPTION AGREEMENT

     This Stock Option Agreement ("Option Agreement") is dated as of September 22, 2002, between Acadiana Bancshares, Inc. (ANA") and IBERIABANK Corporation ("IBKC").

                          WITNESSETH

     Whereas, the Boards of Directors of ANA and IBKC have approved an Agreement and Plan of Merger ("Merger Agreement") dated as of the date hereof pursuant to which ANA would be merged into IBKC;

     Whereas, as a condition to IBKC's entry into the Merger
Agreement and to induce such entry, ANA has agreed to grant to IBKC the option set forth herein to purchase shares of ANA Common
Stock;

     Now, Therefore, in consideration of the premises herein contained, the parties agree as follows:

1.  Definitions.

     Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

2.  Grant of Option.

     Subject to the terms and conditions set forth herein, ANA hereby grants to IBKC an option ("Option") to purchase up to such number of shares of ANA Common Stock, at a price of $23.76 per share payable in cash as provided in Section 4 hereof, as shall equal 4.9% of the outstanding shares of ANA Common Stock after the exercise of the Option; provided, however, that if ANA issues or agrees to issue any shares of ANA Common Stock (other than as permitted under the Merger Agreement) at a price less than $23.76 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price; in no event, however, shall the number of shares for which the Option is exercisable exceed 4.9% of ANA's issued and outstanding Common Stock after the exercise of the Option.

3.  Exercise of Option.

   (a) Unless IBKC shall have breached in any material respect any covenant or agreement contained in the Merger Agreement and such breach shall not have been cured after notice from ANA, IBKC may exercise the Option, in whole or part, at any time or from time to time within six months (which period of time shall be extended pursuant to



Section 10(a)) following the occurrence of a Purchase Event (as defined below); provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger under the Merger Agreement, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs before the first Purchase Event to occur, or (iii) the date that is one year following the termination of the Merger Agreement, if such termination occurs after the first Purchase Event to occur. Notwithstanding the foregoing, this Option Agreement shall terminate, and all unexercised rights hereunder will simultaneously terminate, whether or not a Purchase Event has occurred, upon any termination of the Merger Agreement (i) under Section 9.1(a) thereof, (ii) by ANA under Section 9.1(b) thereof, or (iii) by either Party under Section 9.1(h) thereof.

   (b) As used herein, a "Purchase Event" means any of the following events or transactions occurring after the date hereof:

       (i) any person (other than IBKC or any IBKC Subsidiary) shall have commenced a bona fide tender or exchange offer to purchase shares of ANA Common Stock such that upon consummation of such
offer such person   would own or control 20% or more of the
outstanding shares of ANA  Common Stock;

       (ii) ANA or any ANA Subsidiary, without having received IBKC's prior written consent, shall have entered into an agreement with
any person   (other than IBKC or any IBKC Subsidiary), or any
person (other than IBKC or any IBKC Subsidiary), other than in connection with a transaction to which IBKC has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval, and, in cases in which ANA has not consented to and not cooperated in such filing, such application or notice has been approved to (x) merge or consolidate, or enter into any similar transaction, with ANA or any ANA Subsidiary other than with respect to any requirement of divestiture in connection with the Merger Agreement under the federal banking or antitrust laws, (y) purchase, lease or otherwise acquire all or substantially all of the assets of ANA or any ANA Subsidiary other than in the ordinary course of business of ANA or such ANA Subsidiary, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of ANA or any ANA Subsidiary;

       (iii) any person (other than IBKC, any IBKC Subsidiary or the ANA Subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of ANA Common Stock or the common stock of any ANA Subsidiary (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto

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in Section 13(d) of the 1934 Act and the regulations thereunder);
provided, however, that in calculating the number of shares owned by any person, no shares which were beneficially owned before the effective date of this Agreement shall be included;

       (iv) (A) any person (other than IBKC or any IBKC Subsidiary) shall have made prior to the Shareholder's Meeting a bona fide proposal to ANA by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire ANA or any ANA Subsidiary by merger, consolidation, share exchange, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) or (ii) above; and (B) either (1) the shareholders of ANA fail to approve the Merger Agreement or (2) the Merger
Agreement is terminated pursuant to Section 9.1(l) thereof.

       (v) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the 1934 Act in opposition to approval of the Merger Agreement by ANA's shareholders and the shareholders fail to approve the Merger
Agreement; or

       (vi) any transaction of the type referred to in clause (ii) above shall have been consummated.

If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise to successive Purchase Events, but the successive nature of such Purchase Events shall not increase the number of shares of ANA Common Stock as to which the Option may be exercised. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

   (c) If IBKC wishes to exercise the Option, it shall send to ANA a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other Regulatory Authority is required in connection with such purchase, IBKC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

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4.  Payment and Delivery of Certificates.

   (a) At the closing referred to in Section 3 hereof, IBKC shall pay to ANA the aggregate purchase price for the shares of ANA Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by ANA or by federal funds check if no account has been designated.

   (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), ANA shall deliver to IBKC a certificate or certificates representing the number of shares of ANA Common Stock purchased by IBKC and IBKC shall deliver to ANA a letter agreeing that IBKC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

   (c) Certificates for ANA Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Acadiana Bancshares, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Acadiana Bancshares, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Acadiana Bancshares, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend on the earlier of one year from the date of exercise or the date IBKC shall have delivered to ANA a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to ANA, to the effect that such legend is not required for purposes of the 1933 Act.

5.  Representations.

   ANA hereby represents, warrants and covenants to IBKC as follows:

   (a) ANA shall at all times maintain sufficient authorized but unissued shares of ANA Common Stock so that the Option may be exercised without authorization of additional shares of ANA
Common Stock.

   (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and

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nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

   (c) ANA will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by it; and will promptly take all action as may from time to time be required (including cooperating fully with IBKC in preparing applications or notices and providing information with respect to regulatory approval) in order to permit IBKC to exercise the Option and ANA duly and effectively to issue shares of ANA Common Stock pursuant hereto.

6.  Adjustment Upon Changes in Capitalization.

     If ANA should split or combine the ANA Common Stock, or pay a stock dividend or other stock distribution in ANA Common Stock, or otherwise change the ANA Common Stock into any other securities, or make any other dividend or distribution in respect of the ANA Common Stock (other than normal cash dividends), then the number of shares of ANA Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 4.9% of the number of shares of ANA Common Stock issued and outstanding after giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize ANA to breach any provisions of the Merger Agreement. Whenever the number of shares of ANA Common Stock purchasable upon exercise hereof is adjusted as provided in this
Section 6, the option exercise price shall be adjusted by multiplying the option exercise price by a fraction, the numerator of which shall be equal to the number of shares of ANA Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of ANA Common Stock purchasable after the adjustment.

7.  Registration Rights.

     ANA shall, if requested by IBKC, as expeditiously as possible file a registration statement on a form of general use under the 1933 Act if necessary in order to permit the sale or other disposition of this Option and/or the shares of ANA Common Stock acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by IBKC. IBKC shall provide all information reasonably requested by ANA for inclusion in any registration statement to be filed hereunder. ANA will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at ANA's expense except for underwriting commissions and the fees and

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disbursements of IBKC's counsel attributable to the registration.
A second registration may be requested hereunder at IBKC's expense. In no event shall ANA be required to effect more than two registrations hereunder. If requested by ANA, in connection with any such registration, IBKC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included by a selling shareholder in such underwriting agreements.

8.  Certain Puts.

   (a) Upon the occurrence of a Purchase Event that occurs prior to termination of the Option, (i) at the request of IBKC, delivered while the Option (in whole or part) is exercisable, ANA shall repurchase the Option from IBKC at a price equal to
(x) the amount by which (a) the market/offer price (as defined below) exceeds (b) the Option exercise price, multiplied by (y) the number of shares for which the Option may then be exercised;
and (ii) at the request from time to time of the owner of shares purchased pursuant to the Option, delivered while the Option (in whole or part) is exercisable (or, if it has been fully exercised, would have been exercisable had such exercise not been made), ANA shall repurchase such number of the shares issued pursuant to the Option from the owner as the owner shall designate at a price equal to (x) the market/offer price multiplied by the number of such shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of ANA Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of ANA Common
Stock to be paid by any third party pursuant to any merger, consolidation, share exchange or other agreement with ANA entered into after the date hereof, (iii) the highest closing price for shares of ANA Common Stock within the 30-day period immediately preceding the date IBKC gives notice of the required repurchase of this Option or the owner gives notice of the required repurchase of shares, as the case may be, or (iv) in the event of a sale of all or substantially all of ANA's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of ANA as determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree) divided by the number of shares of ANA Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree), and such determination shall be conclusive and binding on all parties.

   (b) IBKC or the owner, as the case may be, may exercise its right to require ANA to repurchase the Option and any shares pursuant to this Section 8 by surrendering for such

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purpose to ANA, at its principal office, this Option Agreement or certificates for the shares, as applicable, accompanied by a written notice or notices stating that IBKC or the owner, as the case may be, elects to require ANA to repurchase the Option and/or the shares in accordance with the provisions of this
Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing shares and the receipt of such notice or notices relating thereto, ANA shall deliver or cause to be delivered to IBKC or the owner the applicable repurchase price therefor or the portion thereof that ANA is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

   (c) ANA hereby undertakes to use its best efforts to obtain all required regulatory and legal consents and to file any required notices in order to accomplish any repurchase contemplated by this Section 8. Nonetheless, to the extent that ANA is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the shares in full, ANA shall immediately so notify IBKC and the owner and thereafter deliver or cause to be delivered, from time to time, the portion of the repurchase price that it is no longer prohibited from delivering. If ANA at any time after delivery of a notice of repurchase pursuant to Section 8 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering the repurchase price in full (and ANA hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), IBKC and/or the owner may revoke its notice of repurchase either in whole or to the extent of the prohibition.

9.  Severability.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of ANA Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of ANA to allow the holder to acquire or to require ANA to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

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10. Miscellaneous.

   (a) Extension. The period for exercise by IBKC and its assignees of any rights under this Option Agreement shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

   (b) Consents. Each of IBKC and ANA will use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

   (c) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   (d) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior agreements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereof, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

   (e) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that if a Purchase Event shall have occurred and be continuing IBKC may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by IBKC under the Bank Holding Company Act to acquire the shares of ANA Common Stock subject to the Option, IBKC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the rights to purchase in excess of 2% of the ANA Common Stock, (iii) an assignment to a single

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party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on IBKC's behalf, or (iv) any other manner approved by the Federal Reserve Board.

   (f) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to IBKC:

  IBERIABANK Corporation
  2110 Pinhook Road
  Lafayette, LA 70508-3230
  Attention: Daryl G. Byrd

With a copy to:

  Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
  201 St. Charles Avenue, 46th Floor
  New Orleans, LA 70170-4600
  Attention: Anthony J. Correro, III

If to ANA:

  Acadiana Bancshares, Inc.
  200 W. Congress Street
  Lafayette, LA 70502
  Attention: Gerald Reaux

With a copy to:

  Elias, Matz, Tiernan & Herrick, L.L.P.
  735 15th Street, N.W., 12th Floor
  Washington, D.C. 20005
  Attention: Hugh Wilkinson

A party may change its address for notice purposes by written notice to the other party hereto.

   (g) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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   (h)  Specific Performance. The parties agree that damages
would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option
Agreement may be enforced by either party hereto through injunctive or other equitable relief.

   (i) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such state, and such federal laws as may be applicable.

   In Witness Whereof, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                   IBERIABANK Corporation

                                   By /s/ Daryl G. Byrd
                                      ----------------------------
                                      Daryl G. Byrd, President and
                                       Chief Executive Officer

                                   Acadiana Bancshares, Inc.

                                   By /s/ Gerald A. Reaux, Jr.
                                      ----------------------------
                                      Gerald A. Reaux, Jr., President














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